Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - 336-436-5076
Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2013 SECOND QUARTER RESULTS

•	Revenue of $1.47 billion, up 3.1%

•	Organic volume growth of 1.4%

•	Diluted EPS of $1.62

•	Non-GAAP Adjusted EPS Excluding Amortization of $1.80

•	Repurchased $362 million of stock, representing 3.7 million shares

•	2013 Guidance updated for revenue growth of 2% - 3% and Adjusted EPS Excluding Amortization of $6.90 - $7.10

Burlington, NC, July 19, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended June 30, 2013.

Second Quarter Results
Net earnings were $151.9 million and earnings per diluted share (EPS) were $1.62 in the second quarter of 2013. Non-GAAP earnings per diluted share, excluding amortization, restructuring and other special charges recorded in the second quarter of 2013 and 2012 (Adjusted EPS Excluding Amortization) were $1.80 and $1.77, respectively.

Revenues for the quarter were $1,468.2 million, an increase of 3.1% over the second quarter of 2012. Testing volume, measured by requisitions, increased 5.0% and revenue per requisition decreased 1.8%. Managed care pricing remained stable, but revenue per requisition decreased year over year due to previously-discussed Medicare payment reductions, delays and denials of coverage for existing tests by some payers after implementation of recently-adopted molecular pathology codes, the implementation of sequestration on April 1, 2013, and strong growth in the Company's drugs of abuse testing.

Operating income for the quarter was $269.3 million. Non-GAAP operating income excluding restructuring and other special charges recorded in the quarter (Adjusted Operating Income) was $275.9 million, or 18.8% of revenue. Margins were negatively affected by the factors noted above.

Operating cash flow for the quarter was $137.6 million. The balance of cash at the end of the quarter was $111.3 million, and there were $225.0 million of borrowings outstanding under the Company's $1 billion revolving credit facility. During the quarter, the Company repurchased $362.0 million of stock, representing 3.7 million shares. As of June 30, 2013, $592.1 million of repurchase authorization remained under the Company's previously approved share repurchase plan.

The Company recorded restructuring and other special charges of $6.6 million during the second quarter of 2013.

Year-To-Date Results
Net earnings were $299.2 million and earnings per diluted share were $3.18 in the first half of 2013. Adjusted EPS Excluding Amortization in the first half of 2013 and 2012 were $3.53 and $3.51, respectively.

Revenues were $2,909.1 million, an increase of 2.2% compared to the same period in 2012. Compared to the first half of 2012, testing volume, measured by requisitions, increased 3.0%, and revenue per requisition decreased 0.8%.

Operating income was $531.3 million in the first half of 2013. Adjusted Operating Income was $545.4 million, compared to $563.8 million in 2012.

Operating cash flow for the first six months of 2013 was $335.8 million. During the first six months of 2013, the Company repurchased $475.9 million of stock, representing 4.9 million shares.

“We are pleased with our second quarter and year-to-date results, especially our revenue and volume growth,” said David P. King, Chairman and Chief Executive Officer.  “We are proud that we continued to manage the business well in a difficult operating environment, and continued our commitments both to growing the business and returning capital to our shareholders through increased share repurchase.”

Outlook for 2013
The Company is updating its 2013 guidance, expecting revenue growth in the range of approximately 2.0% to 3.0%; Adjusted EPS Excluding Amortization of $6.90 to $7.10, which includes a negative impact of approximately $0.35 due to Medicare payment reductions and excludes the impact of any share repurchase activity after June 30, 2013; operating cash flow of approximately $825 million to $850 million; and capital expenditures of approximately $200 million to $220 million. The Company's capital expenditure guidance is higher than historical levels due to near-term investments in facility consolidation and the replacement of a major testing platform.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS Excluding Amortization, Adjusted Operating Income and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company's operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and in comparing the Company's financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations. This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 877-415-3177 (857-244-7320 for international callers). The access code is 78502467. A telephone replay of the call will be available through July 26, 2013 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 78141420. A live online broadcast of LabCorp's quarterly conference call on July 19, 2013 will be available at http://www.labcorp.com/or at http:/www.streetevents.com/beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 16, 2013.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our company, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net sales	$1,468.2	$1,423.4	$2,909.1	$2,846.7
Cost of sales	890.9	843.9	1,759.6	1,691.1
Selling, general and administrative	280.9	279.5	564.1	550.7
Amortization of intangibles and other assets	20.5	20.6	40.0	42.0
Restructuring and other special charges	6.6	3.4	14.1	(0.2)

Operating income	269.3	276.0	531.3	563.1

Other income (expense)	(0.8)	(6.7)	(1.4)	(7.2)
Investment income	0.2	0.2	0.4	0.4
Interest expense	(23.1)	(21.3)	(47.6)	(42.8)
Equity method income, net	4.4	8.0	8.7	12.3
Earnings before income taxes	250.0	256.2	491.4	525.8
Provision for income taxes	97.7	102.4	191.4	210.0
Net earnings	152.3	153.8	300.0	315.8
Less net earnings attributable to noncontrolling interest	(0.4)	(0.5)	(0.8)	(0.9)
Net earnings attributable to Laboratory Corporation of America Holdings	$151.9	$153.3	$299.2	$314.9

Adjusted Operating Income
Operating Income	$269.3	$276.0	$531.3	$563.1
Restructuring and other special charges	6.6	3.4	14.1	(0.2)
Acquisition fees and expenses	—	0.9	—	0.9
Adjusted operating income	$275.9	$280.3	$545.4	$563.8

Adjusted EPS Excluding Amortization
Diluted earnings per common share	$1.62	$1.56	$3.18	$3.19
Impact of restructuring and other special charges	0.04	0.08	0.09	0.06
Amortization expense	0.14	0.13	0.26	0.26
Adjusted EPS Excluding Amortization	$1.80	$1.77	$3.53	$3.51

Weighted average shares outstanding	93.7	98.0	94.1	98.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2013	2012

Cash and short term investments	$111.3	$466.8
Accounts receivable, net	815.7	718.5
Property, plant and equipment	646.9	630.8
Intangible assets and goodwill, net	4,592.9	4,569.4
Investments in joint venture partnerships	87.5	78.1
Other assets	337.6	331.4
	$6,591.9	$6,795.0

Zero-coupon subordinated notes	$109.9	$130.0
Senior notes	2,175.0	2,525.0
Credit facility	225.0	—
Other liabilities	1,398.2	1,401.9
Noncontrolling interest	20.4	20.7
Shareholders' equity	2,663.4	2,717.4
	$6,591.9	$6,795.0

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	For the Six Months Ended
	June 30,	June 30,
	2013	2012

Net cash provided by operating activities	$335.8	$383.4
Net cash used for investing activities	(199.6)	(101.6)
Net cash used for financing activities	(486.9)	(316.7)
Effect of exchange rates on cash	(4.8)	—
Net decrease in cash	(355.5)	(34.9)
Cash at beginning of period	466.8	159.3
Cash at end of period	$111.3	$124.4

Free Cash Flow:
Net cash provided by operating activities	$335.8	$383.4
Less: Capital expenditures	(90.5)	(68.3)
Free cash flow	$245.3	$315.1

Notes to Financial Tables

1)
During the second quarter of 2013, the Company recorded net restructuring and other special charges of $6.6 million. The charges included $2.5 million in severance and other personnel costs along with $4.5 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.4 million in unused facility-related costs. The after tax impact of these charges decreased net earnings for the quarter ended June 30, 2013, by $4.0 million and diluted earnings per share by $0.04 ($4.0 million divided by 93.7 million shares).

During the first quarter of 2013, the Company recorded net restructuring and other special charges of $7.5 million. The charges included $7.6 million in severance and other personnel costs along with $1.8 million in facility-related costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.6 million in unused severance and $1.3 million in unused facility-related costs.

The after tax impact of these combined charges decreased net earnings for the six months ended June 30, 2013, by $8.7 million and diluted earnings per share by $0.09 ($8.7 million divided by 94.1 million shares).

2)
During the second quarter of 2012, the Company recorded of $3.4 million in restructuring and other special charges. The restructuring charges included $4.5 million in net severance and other personnel costs along with $0.4 million in net facility-related costs primarily associated with the ongoing integration of the Clearstone Central Laboratories acquisition along with the termination of employment of an executive vice president. These charges were partially offset by the reversal of previously established restructuring reserves of $1.4 million. The Company recorded $0.9 million in acquisition fees and expenses relating to its acquisition of MEDTOX Scientific, Inc. As part of the Clearstone integration, the Company also recorded a $6.9 million loss on the disposal of one of its European subsidiaries. In addition, in conjunction with the liquidation of one of its joint ventures, the Company recorded a one-time increase of $2.9 million in equity method income. The after tax impact of these net charges decreased net earnings for the quarter ended June 30, 2012 by $7.8 million and diluted earnings per share by $0.08 ($7.8 million divided by 98.0 million shares).

During the first quarter of 2012, the Company recorded a net credit of $3.6 million in restructuring and other special charges.  The Company reversed previously established reserves of $3.8 million in unused severance and $2.4 million in unused facility-related costs.  This net credit also includes charges of $1.7 million in severance and other personnel costs along with $0.9 million in facility-related costs primarily related to ongoing integration activities for Orchid and Genzyme Genetics.

The after tax impact of the combined net charges decreased net earnings for the six months ended June 30, 2012, by $5.6 million and diluted earnings per share by $0.06 ($5.6 million divided by 98.6 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended June 30, 2013 and 2012, intangible amortization was $20.5 million and $20.6 million, respectively ($12.6 million and $12.5 million net of tax, respectively) and decreased EPS by $0.14 ($12.6 million divided by 93.7 million shares) and $0.13 ($12.5 million divided by 98.0 million shares), respectively. For the six months ended June 30, 2013 and 2012, intangible amortization was $40.1 million and $42.0 million, respectively ($24.7 million and $25.7 million net of tax, respectively) and decreased EPS by $0.26 ($24.7 million divided by 94.1 million shares) and $0.26 ($25.7 million divided by 98.6 million shares), respectively.